Exhibit 99.1

Gopher Protocol Engages

NASTEC as Sales Agent

PERRIS, CA / ACCESSWIRE / February 15, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and/or the "Company") today announced that, in connection with its first product based on its GopherInsight(TM) technology, entered into a consulting and sales agreement with Nastec International Inc. ("Nastec").

Nastec will consult and advise the Company on the marketing and sale of certain products to law enforcement and military agencies including municipalities and/or governmental agencies worldwide but outside the United States.

NASTEC, based in Calabasas, California has spent the last two decades providing worldwide security services working diligently to develop solutions that provide safety and security. With agents strategically placed internationally, Nastec is able to provide extensive expertise worldwide. The range of services Nastec offers includes: Security, Executive Protection, Aviation & Maritime Security, Special Event Security, Crisis Prevention/Intervention, Confidential Investigation Services, Law Enforcement and Sky Marshall Training.

The initial product that Nastec will focus on is the GopherAntiTheft(TM) , which is an electronic circuit including a proprietary microchip that is within a sticky patch package (the "Patch"). The Patch is intended to be affixed to any object, mobile or static, which we believe will be able to be tracked remotely. It is our goal to have the electronic circuit communicate with other similar working patches via a separate, secured and private network. Upon affixing the Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device's geographical location, worldwide. The Patch works in conjunction with a software application to provide tracking function operations. The system includes its own power source. The Patch will also perform an emergency feature. In the event of an emergency situation, one would simply peel the Patch off. Upon removing the Patch, it operates in a constant transmission mode, sending emergency signals. The patch also alerts the user's friends and family about the user's location. No GPS or conventional network is needed.

Gopher and its partners are preparing to introduce the Patch to the market in the near future subject to finalizing testing and development. It is the Company's goal to present the Patch for pre-sale, utilizing social media and a designated websitehttp://www.gatpatch.com/ on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") (GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Michael Murray, CEO
Gopher Protocol Inc.
888-685-7336